         As filed with the Securities and Exchange Commission on January 4, 2002
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         ------------------------------
                                   SCHEDULE TO

            Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934
                                (AMENDMENT NO. 2)
                            ------------------------
                           REPEATER TECHNOLOGIES, INC.

         (Name of Subject Company - Issuer and Filing Person - Offeror)
                            ------------------------
                        OPTIONS TO PURCHASE COMMON STOCK,

                           PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)


                                   76027U 10 2
                      (CUSIP Number of Class of Securities)
                            ------------------------

                                CHRIS L. BRANSCUM
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           REPEATER TECHNOLOGIES, INC.
                                1150 MORSE AVENUE
                           SUNNYVALE, CALIFORNIA 94089
                            TELEPHONE: (408) 747-1900


         (Name, address and telephone number of person authorized to receive notices and communications on behalf of Filing Person)

                              --------------------
                                   Copies to:
                               DEBORAH J. LUDEWIG
                               COOLEY GODWARD LLP
                              FIVE PALO ALTO SQUARE
                               3000 EL CAMINO REAL
                           PALO ALTO, CALIFORNIA 94306
                            TELEPHONE: (650) 843-5000

                            CALCULATION OF FILING FEE

TRANSACTION VALUATION*                                    AMOUNT OF FILING FEE**
----------------------                                    ----------------------
$511,180                                                  $103

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 3,213,398 shares of Common Stock of Repeater Technologies, Inc. having an aggregate value of $511,180 as of November 26, 2001 will be exchanged pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The number of shares subject to options, the aggregate value of the options and the filing fee are based on the number of shares subject to eligible options on November 26, 2001.

** One-fiftieth of 1% of the value of the transaction, pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended.

[X] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY RULE 0-11(A)(2) AND IDENTIFY THE FILING WITH WHICH THE OFFSETTING FEE WAS PREVIOUSLY PAID. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

AMOUNT PREVIOUSLY PAID:   $103.        FILING PARTY: Repeater Technologies, Inc.
FORM OR REGISTRATION NO.: Schedule TO. DATE FILED:   November 28, 2001.

[ ] CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY COMMUNICATIONS MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.

CHECK THE APPROPRIATE BOXES BELOW TO DESIGNATE ANY TRANSACTIONS TO WHICH THE STATEMENT RELATES:

[ ] Third-party tender offer subject to Rule 14d-1.
[X] Issuer tender offer subject to Rule 13e-4.
[ ] Going-private transaction subject to Rule 13e-3.
[ ] Amendment to Schedule 13D under Rule 13d-2.

CHECK THE FOLLOWING BOX IF THE FILING IS A FINAL AMENDMENT REPORTING THE RESULTS OF THE TENDER OFFER: [X]
================================================================================

                             INTRODUCTORY STATEMENT

         This Amendment No. 2 ("Amendment") amends and supplements the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on November 28, 2001, relating to our offer to exchange certain options to purchase shares of our common stock, par value $0.001 per share, upon the terms and subject to the conditions described in the Offer to Exchange dated November 28, 2001, as amended on December 18, 2001. The sole purpose of this Amendment is to report the results of the tender offer.

ITEM 4.  TERMS OF THE TRANSACTION.

Item 4 of the Schedule TO is hereby amended and supplemented to add the following:

The offer expired at 5:00 p.m., Pacific Standard Time, on Friday, December 28, 2001. Pursuant to the Offer to Exchange, Repeater Technologies, Inc. (the "Company") accepted for cancellation Eligible Options to purchase 3,143,628 shares of Common Stock from 55 eligible participants, representing 97.8% of the shares subject to all Eligible Options. Pursuant to the terms and conditions of the Offer to Exchange, the Company has granted Replacement Options to purchase 3,143,628 shares of Common Stock in exchange for such cancelled Eligible Options.

ITEM 12.          EXHIBITS.

  EXHIBIT
  NUMBER                                DESCRIPTION
  ------                                -----------

99.(a)(1)(A)*       Offer to Exchange, dated November 28, 2001.
99.(a)(1)(B)*       Form of Electronic Letter of Transmittal.
99.(a)(1)(C)*       Summary of Terms of Option Exchange.
99.(a)(1)(D)*       Form of Election Form.
99.(a)(1)(E)*       Form of Notice of Change in Election from Accept to Reject.
99.(a)(1)(F)*       Form of Notice of Change in Election from Reject to Accept.
99.(a)(1)(G)*       PowerPoint slide presentation to holders of Eligible
                    Options.
99.(a)(1)(H)*       Form of Confirmation of Participation in the Offer to
                    Exchange.
99.(a)(1)(I)*       Form of Electronic Communication - Cancellation Date
                    Reminder.
99.(a)(1)(J)*       Press Release, dated November 28, 2001, entitled "Repeater
                    Technologies Announces Corporate Retention Initiative."
99.(a)(1)(K)        Repeater Technologies, Inc. Annual Report on Form 10-K for
                    its fiscal year ended March 30, 2001, filed with the
                    Securities and Exchange Commission on June 28, 2001 and
                    incorporated herein by reference.
99.(a)(1)(L)        Repeater Technologies, Inc. Quarterly Report on Form 10-Q
                    for the quarterly period ended June 29, 2001, filed with the
                    Securities and Exchange Commission on August 13, 2001 and
                    incorporated herein by reference.
99.(a)(1)(M)        Repeater Technologies, Inc. Quarterly Report on Form 10-Q
                    for the quarterly period ended September 28, 2001, filed with the Securities and Exchange Commission on November 13,


                                       2.

                    2001 and incorporated herein by reference.

99.(a)(1)(N)        Definitive Proxy Statement for the Repeater Technologies,
                    Inc. 2001 Annual Meeting of Stockholders, filed with the
                    Securities and Exchange Commission on July 26, 2001 and incorporated herein by reference.

99.(a)(1)(O)**      Form of Electronic Communication (including Exhibit 1 -
                    Amendments to the Offer to Exchange).

99.(b)              Not applicable.

99.(d)(1)           Repeater Technologies, Inc. 1990 Incentive Stock Plan
                    (incorporated herein by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 28, 2001, filed with the Securities and Exchange Commission on November 13, 2001).

99.(d)(2)           Repeater Technologies, Inc. Key Executives Stock Option Plan
                    (incorporated herein by reference to Exhibit 10.3 to the Company's Registration Statement on Form S-1, as amended
                    (No. 333-31266), declared effective by the Securities and Exchange Commission on August 8, 2000).

99.(d)(3)           Repeater Technologies, Inc. 2000 Equity Incentive Plan
                    (incorporated herein by reference to Exhibit 10.4 to the Company's Registration Statement on Form S-1, as amended
                    (No. 333-31266), declared effective by the Securities and Exchange Commission on August 8, 2000).

99.(d)(4)           Amended and Restated Preferred Stock Purchase Warrant, dated
                    August 6, 1997, issued to Lighthouse Capital Partners II,
                    L.P. (incorporated herein by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-1, as amended
                    (No. 333-31266), declared effective by the Securities and Exchange Commission on August 8, 2000).

99.(d)(5)           Warrant to Purchase Shares of Series DD Preferred Stock of
                    Repeater Technologies, Inc., dated January 25, 1999, issued to Phoenix Leasing Incorporated (incorporated herein by reference to Exhibit 4.3 to the Company's Registration
                    Statement on Form S-1, as amended (No. 333-31266), declared effective by the Securities and Exchange Commission on August 8, 2000).

99.(d)(6)           Stock Subscription Warrant to Purchase Series DD Preferred
                    Stock of Repeater Technologies, Inc., dated July 8, 1999, issued to TBCC Funding Trust II (incorporated herein by reference to Exhibit 4.4 to the Company's Registration
                    Statement on Form S-1, as amended (No. 333-31266), declared effective by the Securities and Exchange Commission on August 8, 2000).

99.(d)(7)           Form of Warrant to Purchase Shares of Series EE Preferred
                    Stock (incorporated herein by reference to Exhibit 4.6 to the Company's Registration Statement on Form S-1, as amended
                    (No. 333-31266), declared effective by the Securities and Exchange Commission on August 8, 2000).

99.(d)(8)           Change of Control Agreement, dated November 3, 1999, between
                    Repeater Technologies, Inc. and Timothy A. Marcotte
                    (incorporated herein by reference to Exhibit 10.7 to the Company's Registration Statement on Form S-1, as amended
                    (No. 333-31266), declared effective by the Securities and Exchange Commission on August 8, 2000).

99.(d)(9)           License Agreement, dated May 12, 1998, between Repeater
                    Technologies, Inc. and Matthew Fuerter (incorporated herein by reference to Exhibit 10.8 to the Company's Registration
                    Statement on Form S-1, as amended (No. 333-31266), declared effective by the Securities and Exchange Commission on August 8, 2000).


                                       3.

99.(g)              Not applicable.
99.(h)              Not applicable.

* Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on November 28, 2001.
** Previously filed as an exhibit to Amendment No. 1 to the Schedule TO filed with the Securities and Exchange Commission on December 18, 2001.


                                       4.

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   January 4, 2002

                              REPEATER TECHNOLOGIES, INC.

                              By: /s/ Chris L. Branscum

                              Name:    Chris L. Branscum
                              Title:   President and Chief Executive Officer


                                       5.

                                INDEX OF EXHIBITS

   EXHIBIT
   NUMBER                               DESCRIPTION
   ------                               -----------
99.(a)(1)(A)*       Offer to Exchange, dated November 28, 2001.

99.(a)(1)(B)*       Form of Electronic Letter of Transmittal.

99.(a)(1)(C)*       Summary of Terms of Option Exchange.

99.(a)(1)(D)*       Form of Election Form.

99.(a)(1)(E)*       Form of Notice of Change in Election from Accept to Reject.

99.(a)(1)(F)*       Form of Notice of Change in Election from Reject to Accept.

99.(a)(1)(G)*       PowerPoint slide presentation to holders of Eligible
                    Options.

99.(a)(1)(H)*       Form of Confirmation of Participation in the Offer to
                    Exchange.

99.(a)(1)(I)*       Form of Electronic Communication - Cancellation Date
                    Reminder.

99.(a)(1)(J)*       Press Release, dated November 28, 2001, entitled "Repeater
                    Technologies Announces Corporate Retention Initiative."

99.(a)(1)(K)        Repeater Technologies, Inc. Annual Report on Form 10-K for
                    its fiscal year ended March 30, 2001, filed with the Securities and Exchange Commission on June 28, 2001 and incorporated herein by reference.

99.(a)(1)(L)        Repeater Technologies, Inc. Quarterly Report on Form 10-Q
                    for the quarterly period ended June 29, 2001, filed with the Securities and Exchange Commission on August 13, 2001 and incorporated herein by reference.

99.(a)(1)(M)        Repeater Technologies, Inc. Quarterly Report on Form 10-Q
                    for the quarterly period ended September 28, 2001, filed with the Securities and Exchange Commission on November 13,
                    2001 and incorporated herein by reference.

99.(a)(1)(N)        Definitive Proxy Statement for the Repeater Technologies,
                    Inc. 2001 Annual Meeting of Stockholders, filed with the
                    Securities and Exchange Commission on July 26, 2001 and incorporated herein by reference.

99.(a)(1)(O)**      Form of Electronic Communication (including Exhibit 1 -
                    Amendments to the Offer to Exchange).

99.(b)              Not applicable.

99.(d)(1)           Repeater Technologies, Inc. 1990 Incentive Stock Plan
                    (incorporated herein by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 28, 2001, filed with the Securities and Exchange Commission on November 13, 2001).

99.(d)(2)           Repeater Technologies, Inc. Key Executives Stock Option Plan
                    (incorporated herein by reference to Exhibit 10.3 to the Company's Registration Statement on Form S-1, as amended
                    (No. 333-31266), declared effective by the Securities and Exchange Commission on August 8, 2000).


                                       6.

99.(d)(3)           Repeater Technologies, Inc. 2000 Equity Incentive Plan
                    (incorporated herein by reference to Exhibit 10.4 to the Company's Registration Statement on Form S-1, as amended
                    (No. 333-31266), declared effective by the Securities and Exchange Commission on August 8, 2000).

99.(d)(4)           Amended and Restated Preferred Stock Purchase Warrant, dated
                    August 6, 1997, issued to Lighthouse Capital Partners II,
                    L.P. (incorporated herein by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-1, as amended
                    (No. 333-31266), declared effective by the Securities and Exchange Commission on August 8, 2000).

99.(d)(5)           Warrant to Purchase Shares of Series DD Preferred Stock of
                    Repeater Technologies, Inc., dated January 25, 1999, issued to Phoenix Leasing Incorporated (incorporated herein by reference to Exhibit 4.3 to the Company's Registration
                    Statement on Form S-1, as amended (No. 333-31266), declared effective by the Securities and Exchange Commission on August 8, 2000).

99.(d)(6)           Stock Subscription Warrant to Purchase Series DD Preferred
                    Stock of Repeater Technologies, Inc., dated July 8, 1999, issued to TBCC Funding Trust II (incorporated herein by reference to Exhibit 4.4 to the Company's Registration
                    Statement on Form S-1, as amended (No. 333-31266), declared effective by the Securities and Exchange Commission on August 8, 2000).

99.(d)(7)           Form of Warrant to Purchase Shares of Series EE Preferred
                    Stock (incorporated herein by reference to Exhibit 4.6 to the Company's Registration Statement on Form S-1, as amended
                    (No. 333-31266), declared effective by the Securities and Exchange Commission on August 8, 2000).

99.(d)(8)           Change of Control Agreement, dated November 3, 1999, between
                    Repeater Technologies, Inc. and Timothy A. Marcotte
                    (incorporated herein by reference to Exhibit 10.7 to the Company's Registration Statement on Form S-1, as amended
                    (No. 333-31266), declared effective by the Securities and Exchange Commission on August 8, 2000).

99.(d)(9)           License Agreement, dated May 12, 1998, between Repeater
                    Technologies, Inc. and Matthew Fuerter (incorporated herein by reference to Exhibit 10.8 to the Company's Registration
                    Statement on Form S-1, as amended (No. 333-31266), declared effective by the Securities and Exchange Commission on August 8, 2000).

99.(g)              Not applicable.

99.(h)              Not applicable.

* Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on November 28, 2001.
** Previously filed as an exhibit to Amendment No. 1 to the Schedule TO filed with the Securities and Exchange Commission on December 18, 2001.


                                       7.